As filed with the Securities and Exchange Commission on April 30, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-140088

Registration Statement No. 333-167082

Registration Statement No. 333-178573

Regency Energy Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1731691
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3738 Oak Lawn Avenue Dallas, TX	75219
(Address of Principal Executive Offices)	(Zip Code)

Regency GP LLC Long-Term Incentive Plan

Regency Energy Partners LP 2011 Long-Term Incentive Plan

(Full Title of the Plans)

Thomas E. Long

Regency GP LLC

3738 Oak Lawn Avenue

Dallas, TX 75219 (214) 981-0700

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Regency Energy Partners LP, a Delaware limited partnership (“Regency”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-140088, filed on January 19, 2007, registering 2,865,584 common units representing limited partner interests (the “Common Units”), of Regency under the Regency GP LLC Long-Term Incentive Plan (the “Regency LTIP”).

•	Registration Statement No. 333-167082, filed on May 26, 2010, registering 700,000 additional Common Units of Regency under the Regency LTIP.

•	Registration Statement No. 333-178573, filed on December 16, 2011, registering 3,000,000 Common Units of Regency under the Regency Energy Partners LP 2011 Long-Term Incentive Plan.

On April 28, 2015, the unitholders of Regency approved the Agreement and Plan of Merger, dated as of January 25, 2015, as amended by Amendment No.1 thereto, dated as of February 18, 2015 (as so amended, the “Merger Agreement”), by and among (i) Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), (ii) Energy Transfer Partners GP, L.P., a Delaware limited partnership, (iii) Rendezvous I LLC, a Delaware limited liability company (“Merger Sub”), (iv) Rendezvous II LLC, a Delaware limited liability company, (v) Regency, (vi) Regency GP LP, a Delaware limited partnership, (vii) ETE GP Acquirer LLC, a Delaware limited liability company, and, solely for purposes of certain provisions therein, (viii) Energy Transfer Equity, L.P., a Delaware limited partnership. Pursuant to the terms of the Merger Agreement, Regency merged with Merger Sub, with Regency continuing as the surviving entity and as a direct wholly owned subsidiary of ETP (the “Merger”). Each outstanding common unit representing a limited partner interest of Regency and Class F unit representing a limited partner interest of Regency was converted into the right to receive 0.4124 newly issued ETP common units representing limited partner interests of ETP.

In connection with the anticipated completion of the transactions contemplated by the Merger Agreement, Regency has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by Regency in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Regency hereby removes from registration all of such securities of Regency registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas on April 30, 2015.

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ Michael J. Bradley
Name: Michael J. Bradley
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in their capacities indicated, which are with Regency GP LLC, the general partner of Regency GP LP, the general partner of Regency Energy Partners LP, on the dates indicated:

Signature	Title	Date

/s/ Michael J. Bradley Michael J. Bradley	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2015

* Thomas E. Long	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 30, 2015

* A. Troy Sturrock	Vice President and Controller (Principal Accounting Officer)	April 30, 2015

* James W. Bryant	Director	April 30, 2015

* Rodney L. Gray	Director	April 30, 2015

* John W. McReynolds	Director	April 30, 2015

/s/ Matthew S. Ramsey Matthew S. Ramsey	Director	April 30, 2015

/s/ Richard D. Brannon Richard D. Brannon	Director	April 30, 2015

* By:	/s/ Michael J. Bradley
Michael J. Bradley, Attorney-in-fact

[Signature Page to Post-Effective Amendment on S-8]